Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman / Scott Eckstein 212.477.8438 / 212.477.8261 lberman@igbir.com / seckstein@igbir.com

Compass Diversified Holdings Closes Acquisition of 5.11 Tactical®

Westport, Conn., August 31, 2016 - Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced the closing of the acquisition of 5.11 Tactical® (“5.11”), pursuant to an agreement entered into on July 29, 2016.

The acquisition was completed for a purchase price of $400 million (excluding working capital and other customary adjustments) and funded through a draw on the Company’s revolving credit facility as well as $250 million in additional term loan debt issued under the Company's existing credit facility in connection with the closing of the 5.11 acquisition. Acquisition related costs were $1.9 million. As part of the transaction, CODI acquired a substantial tax asset, the positive effect of which will be meaningful for CODI’s annual cash flow. The acquisition of 5.11 is expected to provide thirty to thirty-five cents per share of cash flow accretion to CODI on an annualized basis.

CODI's initial equity ownership in 5.11 as a result of this transaction is approximately 97.5%. 5.11’s management team invested alongside CODI and own the remaining 2.5%.

5.11 is a leading designer and marketer of purpose-built tactical apparel and gear serving a wide range of global customers including law enforcement, military special operations and firefighters, as well as outdoor enthusiasts. 5.11 is headquartered in Irvine, CA and Modesto, CA, and operates international sales offices in Sweden, Mexico, Australia, China and UAE.

Additional information on the acquisition will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer markets (Sterno Products).

In addition, we own approximately 23% of the common stock of Fox Factory Holding Corp. (“FOX”, Nasdaq: FOXF), a former subsidiary business that completed its initial public offering in August 2013. FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2015 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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